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                                                                  Exhibit 10.17
September 7, 1999


Mr. Brad L. Steadman
37755 Brayton Street
Fremont, CA  95536

Dear Brad,

On behalf of Somnus Medical Technologies, Inc. (the "Company") I am pleased to offer you the position of Vice President, Manufacturing, reporting to John Schulte. Your first day of employment to be September 27, 1999. The purpose of this letter is to set forth the terms of this offer.

We are offering you the following:

         1. Your position will be as a regular full-time employee. Your position is classified as exempt. You will be a regular full-time employee entitled to PTO (paid time off), paid holidays and benefits, pursuant to Somnus' policies and procedures.

         2. Your bi-weekly salary will be $6538.47. This equates to an annual salary of $170,000. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will participate in the company's annual employee bonus program (prorated for 1999). Under this program, which is based on the company attaining certain annual financial goals, you will be eligible to receive a 35% bonus at 100% of plan achievement. The bonus may increase up to 52.5% at 115% of plan achievement. A copy of the plan is enclosed. You will receive a sign-on bonus of $30,000. This bonus will be paid at the end of your first month's employment and is subject to required federal and state withholding taxes. Should you voluntarily leave the employment of the company within the first year of employment this bonus is repayable within thirty days of your termination.

         3. Somnus has major medical, vision and dental insurance, as well as life insurance for all regular full-time employees. You will be entitled to accrue three weeks PTO (paid time off) per year, which may be taken or accrued pursuant to our PTO policy (your PTO will be prorated for 1999). The details of these programs will be available upon your first day orientation with Human Resources. These benefits as well as all other Company compensation and benefits programs are subject to change from time to time as deemed appropriate and necessary by the Company.

         4. Subject to approval by the Board of Directors, you will receive an option to purchase 100,000 shares of Common Stock at the fair market value priced at the closing price on the date the Board approves the grant. Twenty-five percent (25%) of the option vests after you have completed one year of employment. The remaining options vest at the rate of one-forty-eighth (1/48th) per month of completed employment thereafter (so that if you remain in our employ, at the end of four years your option would be fully vested).
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September 7, 1999
Offer Letter
Page 2 of 2

         5. You will be required to sign a confidentiality and assignment of proprietary inventions contract. Further, by accepting this offer, you agree that you will not bring with you to Somnus, or use in any way during your employment at Somnus, any confidential information, trade secrets, or proprietary materials or processes of any former employer, company or individual for whom you have performed services. You further confirm that by accepting this offer you will not breach any contract or agreement to which you are a party.

         6. All employment at Somnus is at-will as provided by California law. This means that either party may terminate the employment relationship at any time with or without notice or cause.

         7. In compliance with the Federal Immigration Reform and Control Act, you must present to Somnus Medical Technologies, Inc. the required documents on your first day of employment. You will also be asked to verify and attest, on a form provided by the US Department of Justice, that you are authorized to work in the United States. It is extremely important that you comply with these requirements. If you fail to comply, we will not be able to allow you to work and our offer of employment may be withdrawn.

         8. In the event the company is acquired within twenty-four months of your start date and such acquisition leads to the elimination or transfer of your position to a location outside of the Bay area, or you are terminated without cause, Somnus will extend to you a six month severance package consisting of your base salary plus the reimbursement of Cobra premiums for six months provided you elect Cobra coverage.

Acceptance of this offer may be acknowledged by signing below and returning this document to me. I've enclosed a second copy for your files.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working with you.

Sincerely,



John Meyer
Vice President, Human Resources

Acceptance:


Signature      _________________________ Date: ______________________